UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 16, 2013

(Exact name of registrant as specified in its charter)

Connecticut	1-15052	06-1541045
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

157 Church Street, New Haven, Connecticut		06506
(Address of principal executive offices)		(Zip Code)

Registrant's Telephone Number,
Including Area Code		(203) 499-2000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

UIL Holdings has updated its 2013 earnings guidance to reflect the impacts of a final decision issued by the Public Utilities Regulatory Authority (PURA), relating to the distribution rate case of The United Illuminating Company (UI), as discussed in Item 8.01, and year-to-date actual results in the gas distribution business.  As a result, Total UIL Holdings earnings guidance, excluding the impact of the non-recurring items, has been increased from a range of $2.08 to $2.23 per diluted share to $2.17 to $2.32 per diluted share.  The revised earnings guidance including the non-recurring items is increased from a range of $1.93 to $2.08 per diluted share to $2.07 to $2.22 per diluted share.

Guidance related to non-recurring items has been revised from a loss of between ($0.21) and ($0.17) per diluted share to a loss of between ($0.11) and ($0.09) per diluted share.  This is a result of a reduction in the amount required to be written off of $9.5 million,  primarily related to storm recovery and the recently constructed UI administrative and operations facility, originally disallowed by PURA’s final decision in UI’s rate case dated August 14, 2013.  Gas distribution guidance has been increased from a range of $0.67 to $0.77 per diluted share to $0.77 to $0.87 per diluted share due to the impact of colder than normal weather entering the winter heating season, and changes to the effective tax rate.  Guidance related to electric distribution, CTA & other, electric transmission and UIL Corporate is unchanged.

Further detail of UIL Holdings’ forecasted earnings along with the related net income ranges are included in the following table:

Category	Approximate Net Income (2)	Earnings Per Share - diluted (3)

Electric distribution, CTA & other	$51 - $56	$0.95 - $1.05
Electric transmission	$30 - $36	$0.58 - $0.68

Total UI (1)	$82 - $90	$1.55 - $1.70

Gas distribution	$41 - $46	$0.77 - $0.87

UIL Corporate	$(12) - ($10)	$(0.23) - ($0.19)

Subtotal	$114 - $122	$2.17 - $2.32

Non-Recurring Items	$(6) - ($5)	$(0.11) - ($0.09)

Total UIL Holdings (1)	$109 - $117	$2.07 - $2.22
(1) Expectations are not expected to be additive (2) Rounded to the nearest million (3) Assumes approximately 52.7 million average shares outstanding

The information contained in this item 7.01 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act, or otherwise subject to the liabilities of such section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, or the Securities Exchange Act of 1934, except as shall be expressly set forth by specific reference in such a filing.

Item 8.01	Other Events

On December 16, 2013, PURA issued a final decision on UI’s Petition for Reconsideration of PURA’s final decision in UI’s distribution rate case which was issued on August 14, 2013 (Initial Decision).  The final decision on the reconsideration restored approximately $6.8 million of deferred storm costs and approximately $2.7 million of capital costs related to UI’s recently constructed administrative and operations buildings which had been disallowed in the Initial Decision.  As a result, UIL Holdings will record a one-time pre-tax adjustment of approximately $9.5 million in the fourth quarter of 2013 to reverse such amounts written off in the third quarter of 2013 as a result of the Initial Decision.

Forward-Looking Statements

Certain statements contained herein, regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future.  Such forward-looking statements are based on management’s expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements.  Such risks and uncertainties include, but are not limited to, general economic conditions, legislative and regulatory changes, changes in demand for electricity, gas and other products and services, unanticipated weather conditions, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental, and technological factors affecting the operations, markets, products and services of UIL Holdings’ subsidiaries, The United Illuminating Company, The Southern Connecticut Gas Company, Connecticut Natural Gas Corporation and The Berkshire Gas Company.  The foregoing and other factors are discussed and should be reviewed in our most recent Annual Report on Form 10-K for the year ended December 31, 2012, as amended, and other subsequent filings with the Securities and Exchange Commission.  Forward-looking statements included herein speak only as of the date hereof and we undertake no obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

Use of Non-GAAP Measures

UIL Holdings believes forecasted earnings per share (EPS) information by line of business is useful in understanding and evaluating projected financial performance and contribution of UIL Holdings’ businesses.  EPS by business is calculated by taking the forecasted pretax amounts determined in accordance with GAAP of each line of business, and applying the effective statutory federal and state tax rate and then dividing the results by the average number of diluted shares of UIL Holdings common stock outstanding for the period presented. Total consolidated EPS is a GAAP-basis presentation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UIL HOLDINGS CORPORATION
Registrant

Date: 12/19/13	By	/s/ Richard J. Nicholas
Richard J. Nicholas
Executive Vice President
and Chief Financial Officer